EX.99.(h)(iv)(B)

Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Limited Duration High Quality Bond Fund	Class A 1.05% Advisor Class 0.75% Institutional Class 0.60%	January 31, 2016

Schedule A amended: January 31, 2015

FIRST INVESTORS INCOME FUNDS

By:
Name:	William Lipkus
Title:	President

FIRST INVESTORS MANAGEMENT COMPANY, INC.

By:
Name:	William Lipkus
Title:	President